UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 8, 2010 (November 3, 2010)
Centrue Financial Corporation

(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

0-28846	36-3145350

(Commission File Number)	(IRS Employer Identification No.)

7700 Bonhomme Avenue
St. Louis, Missouri	63105

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (314) 505-5500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On November 3, 2010, the board of directors of Centrue Financial Corporation (the “Company”) approved an amendment to Section 4.7 of the Company’s bylaws. Section 4.7 of the bylaws relates to the board’s quorum requirement. The foregoing section is being amended in contemplation of the rights granted to the U.S. Treasury pursuant to Section 7.b of the Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series C, which were issued to the U.S. Treasury in January 2009.
     Section 7.b of the Certificate of Designations permits, but does not require, the U.S. Treasury to appoint up to two directors to the Company’s board in the event that the Company has deferred payment of the dividend on the Series C preferred stock for six quarters or more. The Company announced the deferral of dividend payments on the Series C preferred stock in August 2009.
     Section 4.7 of the bylaws, which relates to the board’s quorum requirement, has been amended and restated to provide in its relevant portion that “[a] majority of the authorized number of directors, excluding the two directorships that may be authorized from time-to-time by Section 7.b of the Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series C (the “Series C Directorships”) shall constitute a quorum for the transaction of business at any meeting of the Board; provided, however, that in no event shall a quorum consist of less than 1/3 of the total number of directors including any such Series C Directorships.” The Company currently has seven directors, none of whom are Series C directors.
     The bylaws, as amended and restated, are attached hereto as Exhibit 3.1(ii) and are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit Number
3.1(ii) Bylaws, as amended and restated

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRUE FINANCIAL CORPORATION (Registrant)
By:	/s/ Kurt R. Stevenson
Kurt R. Stevenson, Senior Executive Vice President
and Chief Financial Officer

Dated: November 8, 2010

EXHIBIT INDEX
Exhibit Number
3.1(ii)	Bylaws, as amended and restated